Reopening supplement no. 1 to pricing supplement no. 1155 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 33-I dated March 8, 2013	Registration Statement No. 333-177923 Dated March 28, 2013 Rule 424(b)(2)

Structured Investments	$2,048,674.87 7.00% per annum Equity Linked Notes due March 10, 2014 Linked to the Common Stock of American International Group, Inc.
General
•
The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us.  Investors should be willing to forgo the potential to participate in appreciation in the Reference Stock if the Final Share Price is less than the Call Strike Price, be willing to accept the risks of exposure to equities in general and the common stock of American International Group, Inc., in particular, and be willing to lose some of their principal at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•
The notes will pay 7.00% per annum interest over the term of the notes.  However, the notes do not guarantee the full return of the principal amount of your notes at maturity.  Instead, the payment at maturity will be based on the Final Share Price of the Reference Stock as described below.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 10, 2014†
•	Minimum denominations equal to the Principal Amount and integral multiples thereof
•
The purpose of this reopening supplement no. 1 to pricing supplement no. 1155 is to offer additional notes with an aggregate principal amount of $2,048,674.87, which we refer to as the “reopened notes.”  $25,000,069.01 aggregate principal amount of notes were originally issued on March 18, 2013, which we refer to as the “original notes.”  The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.

Key Terms
Reference Stock:
The common stock, par value $2.50 per share, of American International Group, Inc. (Bloomberg ticker symbol: AIG). We refer to American International Group, Inc. as the “Reference Stock Issuer.” For more information on the Reference Stock, see “The Reference Stock” herein.

Interest Rate:	7.00% per annum, paid monthly and calculated on a 30/360 basis
Interest Payment Dates:
Interest on the notes will be payable monthly in arrears on the 18th calendar day of each month, except for the final monthly interest payment, which will be payable on the maturity date (each such day, an “Interest Payment Date”), commencing April 18, 2013.  See “Selected Purchase Considerations — Monthly Interest Payments” in this reopening supplement for more information.

Payment at Maturity:	Your payment at maturity per note will be equal to: • If the Final Share Price is less than or equal to the Lower Put Strike Price: Downside Participation × Lower Put Strike Price
• If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price: Downside Participation × Final Share Price
• If the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price: the Principal Amount

•  If the Final Share Price is greater than or equal to the Call Strike Price:
[Upside Participation × (Final Share Price – Call Strike Price)] + Principal Amount
We will, at our option, elect cash or physical delivery of the payment at maturity.

If the Final Share Price is less than the Upper Put Strike Price, you will lose up to approximately 22.902% of the principal amount of your notes at maturity.
Physical Delivery Amount:
If we elect physical delivery of the payment at maturity, you will receive, in lieu of cash, the Physical Delivery Amount, which is equal to a number of shares of the Reference Stock equal to the amount calculated in accordance with the Payment at Maturity section above divided by the Final Share Price.  Any fractional shares will be paid in cash.

Principal Amount:	For each note, $39.4659, which is equal to the Initial Strike Price
Initial Strike Price:
Set equal to $39.4659, as determined on March 11, 2013 (the pricing date for the original notes, which we refer to as the “Original Pricing Date”) in the sole discretion of the calculation agent, divided by the Stock Adjustment Factor.  The Initial Strike Price is not the regular official weekday closing price of one share of the Reference Stock on the Original Pricing Date or the Reopening Pricing Date.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.  The Initial Strike Price will be adjusted to reflect, among other things, any Ordinary Dividend that is higher or lower than the Base Dividend.  See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events.”

Final Share Price:	The closing price of one share of the Reference Stock on the Observation Date
Reopening Pricing Date:	March 28, 2013, which is the date on which the reopened notes were priced
Reopening Settlement Date:	For the reopened notes, on or about April 3, 2013
Observation Date†:	March 6, 2014
Maturity Date†:	March 10, 2014
CUSIP:	48124B592
Other Key Terms:	See “Additional Key Terms” in this reopening supplement
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 33-I

Investing in the Equity Linked Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 33-I and “Selected Risk Considerations” beginning on page RS-2 of this reopening supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
*The notes offered hereby, which we refer to as the “reopened notes,” constitute a further issuance of, and will be consolidated with and form a single tranche with, the $25,000,069.01 aggregate principal amount of our 7.00% per annum Equity Linked Notes due March 10, 2014 Linked to the Common Stock of American International Group, Inc., originally issued on March 18, 2013, which we refer to as the “original notes.”  The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes.  References to the “notes” will collectively refer to the reopened notes and the original notes.  After the issuance of the reopened notes, the aggregate principal amount of the outstanding notes of this tranche will be $27,048,743.88.
	Price to Public(1)	Fees and Commissions (1)	Proceeds to Us
Per note	$38.53	$0.06	$38.47
Total	$2,000,092.30	$3,073.01	$1,997,019.29
(1)
The price to the public and fees and commissions include the expected cost of hedging our obligations under the notes through one or more of our affiliates.  This hedging cost includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of 0.15% of the Principal Amount per note (approximately $0.06 per note).  For additional related information, please see “Use of Proceeds and Hedging” and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-19 and PS-38, respectively, of product supplement no. 33-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 28, 2013

Additional Terms Specific to the Notes

You should read this reopening supplement no. 1 to pricing supplement no. 1155 together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 33-I dated March 8, 2013. This reopening supplement, together with the documents listed below, contains the terms of the notes, supplements the pricing supplement related hereto dated March 11, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 33-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 33-I dated March 8, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213002145/e52485_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this reopening supplement, the “Company, ” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer
Base Dividend:
From March 18, 2013 (the settlement date for the original notes) to the Observation Date, $0 per quarter per share of the Reference Stock.  The Base Dividend is used to calculate any dividend adjustments for ordinary dividends.  See “General Terms of Notes — Anti-Dilution Adjustments — Ordinary Dividends” in the accompanying product supplement no. 33-I for further information.

Stock Adjustment Factor:
Set equal to 1.0 on the Original Pricing Date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 33-I for further information.

Lower Put Strike Price:	$33.54602, which is equal to 85% of the Initial Strike Price, subject to adjustments
Upper Put Strike Price:	$43.51115, which is equal to 110.25% (the “Upper Put Strike Percentage”) of the Initial Strike Price, subject to adjustments
Call Strike Price:	$45.36605, which is equal to 114.95% of the Initial Strike Price, subject to adjustments
Downside Participation:	90.70295%, which is equal to 1/Upper Put Strike Percentage
Upside Participation:	65%

Selected Purchase Considerations

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POTENTIAL PARTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., you will receive at least a portion of the Principal Amount per note if you hold the notes to maturity, regardless of the performance of the Reference Stock.  The minimum payment at maturity per note is $30.43 (approximately 77.098% of the Principal Amount).  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
LIMITED APPRECIATION POTENTIAL — The payment on the notes at maturity will exceed the Principal Amount per note if the Final Share Price is greater than the Call Strike Price, which is 114.95% of the Initial Strike Price.  Under these circumstances, at maturity, for each note, you will receive a payment equal to the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount.  We will, at our election, elect cash or physical delivery of the payment at maturity.

•
MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this reopening supplement.  Interest on the notes will be payable monthly in arrears on the 18th calendar day of each month, except for the final monthly interest payment, which will be payable on the maturity date (each such day, an “Interest Payment Date”), commencing April 18, 2013, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.  For example, the monthly Interest Payment Date for May 2013 is May 18, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on May 19, 2013, the next succeeding business day.

JPMorgan Structured Investments —	RS-1
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

•
TAX TREATMENT — We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the notes for U.S. federal income tax purposes as “short-term obligations” for U.S. federal income tax purposes, as described in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-I.  No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the notes.  Significant aspects of the tax treatment of an investment in the notes are uncertain.  Non-U.S. investors should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, antidilution adjustments that have the effect of providing credit for amounts of U.S.-source dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a non-U.S. investor or that the non-U.S. investor must provide information to establish that withholding is not required.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 33-I dated March 8, 2013.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee the full return of the principal amount of your notes at maturity.  The return on the notes at maturity is linked to the performance of the Reference Stock relative to the Lower Put Strike Price, the Upper Put Strike Price and the Call Strike Price.  Furthermore, the Final Share Price must be greater than the Initial Strike Price by at least 10.25% for you to receive at least 100% of the Principal Amount per note at maturity. You will receive no more than $30.43 per note (approximately 77.098% of the Principal Amount per note) at maturity if the Final Share Price is less than or equal to the Lower Put Strike Price, and you will not receive the full principal amount of your notes at maturity if the Final Share Price is less than the Upper Put Strike Price.  We cannot guarantee that the interest you will receive over the term of the notes will be sufficient to offset any loss you may incur at maturity.

•
THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED — The notes do not provide the ability to participate in any upside appreciation of the Reference Stock unless the Final Share Price is greater than the Call Strike Price, which is 114.95% of the Initial Strike Price.  In addition, your ability to participate in the full difference between the Final Share Price and the Call Strike Price will be limited by the Upside Participation.  Because the Upside Participation is 65%, you will only participate in 65% of any appreciation in the Final Share Price above the Call Strike Price.

•
YOU WILL LOSE PART OF THE PRINCIPAL AMOUNT OF YOUR NOTES IF THE REFERENCE STOCK DOES NOT APPRECIATE TO EQUAL OR EXCEED THE UPPER PUT STRIKE PRICE — If the Final Share Price is less than the Upper Put Strike Price, your payment at maturity will be less than the Principal Amount per note.  The minimum payment at maturity you will receive for each note held to maturity is $30.43 (approximately 77.098% of the Principal Amount).  You will incur a loss of principal if the Final Share Price is less than the Upper Put Strike Price.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS —We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 33-I for additional information about these risks.

JPMorgan Structured Investments —	RS-2
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Initial Strike Price is a price determined on the Original Pricing Date in the sole discretion of the calculation agent. Although the calculation agent has made all determinations and has taken all actions in relation to establishing the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this reopening supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
YOUR PAYMENT AT MATURITY MAY BE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES, EVEN IF THE FINAL SHARE PRICE IS GREATER THAN THE INITIAL STRIKE PRICE — Even if the Final Share Price is greater than the Initial Strike Price, if the Final Share Price is less than the Upper Put Strike Price, your payment at maturity per note will be less than the Principal Amount.  Under these circumstances, your payment at maturity will be equal to the product of the Downside Participation and either (a) the Lower Put Strike Price (if the Final Share Price is less than or equal to the Lower Put Strike Price) or (b) the Final Share Price.

•
YOUR PAYMENT AT MATURITY WILL BE DETERMINED ON THE OBSERVATION DATE AND WILL NOT BE ADJUSTED FOR ANY CHANGES IN THE CLOSING PRICE OF ONE SHARE OF THE REFERENCE STOCK THAT MAY OCCUR BETWEEN THE OBSERVATION DATE AND THE MATURITY DATE — We will elect whether to pay the payment at maturity in cash or in shares of the Reference Stock, with any fractional shares paid in cash. The amount of cash or the number of shares of the Reference Stock that you will receive, will be determined on the Observation Date and will not be adjusted for any changes that may occur in the closing price of one share of the Reference Stock between the Observation Date and the maturity date.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions.  In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We have not independently verified any of the information about the Reference Stock Issuer contained in this reopening supplement.  You should make your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	RS-3
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

•	HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Original Pricing Date, the Reopening Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — No statutory, judicial or administrative authority directly addresses the treatment of notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the notes.  As a result, significant aspects of the tax treatment of an investment in the notes are uncertain.  Non-U.S. investors should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, antidilution adjustments that have the effect of providing credit for amounts of U.S.-source dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a non-U.S. investor or that the non-U.S. investor must provide information to establish that withholding is not required.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-I and consult your tax adviser regarding your particular circumstances.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Reference Stock closes above, equal to, or below the Lower Put Strike Price, the Upper Put Strike Price or the Call Strike Price;

•	the actual and expected volatility in the price of the Reference Stock;

•	the time to maturity of the notes;

•	the dividend rate on the Reference Stock;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory and judicial events;

•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	RS-4
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes.  The “total return” as used in this reopening supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per note to the Principal Amount.  Each hypothetical total return or hypothetical payment at maturity set forth below reflects the Initial Strike Price and Principal Amount of $39.4659, the Lower Put Strike Price of $33.54602 (equal to 85% of the Initial Strike Price), the Upper Put Strike Price of $43.51115 (equal to 110.25% of the Initial Strike Price), the Call Strike Price of $45.36605 (equal to 114.95% of the Initial Strike Price), the Downside Participation of 90.70295% (equal to 1/the Upper Put Strike Percentage of 110.25%) and the Upside Participation of 65%.  Each hypothetical total return or hypothetical payment at maturity set forth below does not reflect any interest payment.  Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Percentage Change in Final Share Price Relative to Initial Strike Price	Total Return	Payment at Maturity*
$71.03862	80.00%	42.283%	$56.15
$65.11874	65.00%	32.533%	$52.31
$59.19885	50.00%	22.783%	$48.46
$55.25226	40.00%	16.283%	$45.89
$51.30567	30.00%	9.783%	$43.33
$47.35908	20.00%	3.283%	$40.76
$45.36605	14.95%	0.000%	$39.47
$44.39914	12.50%	0.000%	$39.47
$43.51115	10.25%	0.000%	$39.47
$43.41249	10.00%	-0.227%	$39.38
$41.43920	5.00%	-4.762%	$37.59
$39.46590	0.00%	-9.297%	$35.80
$37.49261	-5.00%	-13.832%	$34.01
$35.51931	-10.00%	-18.367%	$32.22
$33.54602	-15.00%	-22.902%	$30.43
$31.57272	-20.00%	-22.902%	$30.43
$27.62613	-30.00%	-22.902%	$30.43
$23.67954	-40.00%	-22.902%	$30.43
$19.73295	-50.00%	-22.902%	$30.43
$15.78636	-60.00%	-22.902%	$30.43
$11.83977	-70.00%	-22.902%	$30.43
$7.89318	-80.00%	-22.902%	$30.43
$3.94659	-90.00%	-22.902%	$30.43
$0.00000	-100.00%	-22.902%	$30.43

*You will be entitled to receive at maturity any accrued and unpaid interest in cash, in addition to the payment at maturity referred to above, paid, at our election, in cash or in shares of the Reference Stock. Any fractional shares will be paid in cash.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a hypothetical total return or hypothetical payment at maturity set forth in the table above is calculated.

Example 1: The Final Share Price is $19.73295, a decrease of 50% from the Initial Strike Price.

Because the Final Share Price is less than the Lower Put Strike Price, the investor receives a payment at maturity of $30.43 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Lower Put Strike Price
Payment at Maturity = 90.70295% × $33.54602
Payment at Maturity = $30.43

JPMorgan Structured Investments —	RS-5
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

Example 2: The Final Share Price is $37.49261, a decrease of 5% from the Initial Strike Price.

Because the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the investor receives a payment at maturity of $34.01 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price
Payment at Maturity = 90.70295% × $37.49261
Payment at Maturity = $34.01

Example 3: The Final Share Price is equal to the Initial Strike Price of $39.4659.  Because the Final Share Price is equal to the Initial Strike Price and therefore greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the investor receives a payment at maturity of $35.80 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price
Payment at Maturity = 90.70295% × $39.4659
Payment at Maturity = $35.80

Example 4: The Final Share Price is $41.4392, an increase of 5% from the Initial Strike Price.  Because the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the investor receives a payment at maturity of $37.59 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price
Payment at Maturity = 90.70295% × $41.4392
Payment at Maturity = $37.59

Example 5: The Final Share Price is $44.39914, an increase of 12.50% from the Initial Strike Price.  Because the Final Share Price is greater than the Upper Put Strike Price and less than the Call Strike Price, the investor receives a payment at maturity of the Principal Amount of $39.4659 per note.

Example 6: The Final Share Price is $47.35908, an increase of 20% from the Initial Strike Price.  Because the Final Share Price is greater than the Call Strike Price, the investor receives a payment at maturity of $40.76 per note, calculated as follows:

Payment at Maturity = [Upside Participation × (Final Share Price – Call Strike Price)] + Principal Amount
Payment at Maturity = [65% × ($47.35908 – $45.36605)] + $39.4659
Payment at Maturity = $40.76

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	RS-6
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources , without independent verification.  According to its publicly available filings with the SEC, the Reference Stock Issuer is a global insurance company that provides a range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries.  The common stock of the Reference Stock Issuer, par value $2.50 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement no. 33-I.  Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-08787, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing prices (in U.S. dollars) of one share of the Reference Stock from January 4, 2008 through March 22, 2013.  The closing price of one share of the Reference Stock on March 28, 2013 was $38.82.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the Reference Stock has experienced significant fluctuations.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Observation Date.  We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment.  We make no representation as to the amount of dividends, if any, that the Reference Stock Issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Supplemental Plan of Distribution

We expect that delivery of the reopened notes will be made against payment for the reopened notes on or about the Reopening Settlement Date set forth on the front cover of this reopening supplement, which will be the fourth business day following the Reopening Pricing Date (this settlement cycle being referred to as T+4).  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the reopened notes on the Reopening Pricing Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time.  These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  The price of any additional offering will be determined at the time of pricing of that offering.  We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Reopened Notes
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the reopened notes offered by this reopening supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such reopened notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the reopened notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	RS-7
Equity Linked Notes Linked to the Common Stock of American International Group, Inc.